Exhibit 99.1

YARDVILLE NATIONAL BANCORP

2465 Kuser Road

Hamilton, New Jersey 08690

February 2, 2007

My Fellow Shareholders:

As you know, a group of insurgent shareholders conducted a proxy contest and instituted litigation against YNB in connection with our annual meeting last year. While our shareholders supported YNB’s Board and re-elected its director nominees, members of the same insurgent group have nominated director candidates again this year and we believe the group will file preliminary proxy materials with the Securities and Exchange Commission to launch another hostile and costly proxy contest.

In the coming months, we will be sending you a detailed proxy statement and WHITE proxy card for our 2007 Annual Meeting. The insurgent shareholder group is likely to again request your support and solicit your proxy to vote for their nominees at the meeting.

YOUR BOARD OF DIRECTORS WILL VIGOROUSLY

OPPOSE THE INSURGENTS’ PROXY SOLICITATION AND

STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY

PROXY CARD SENT TO YOU BY THESE INSURGENTS.

Your Board has fixed August 16, 2007 as the date for the 2007 Annual Meeting of Shareholders.

Your Board of Directors recommends that you carefully review the company’s proxy materials, which will be mailed to you as the date fixed for the Annual Meeting approaches, and that you demonstrate your support for your Board nominees by signing, dating and mailing the WHITE proxy card. YOUR VOTE IS IMPORTANT. I urge you to SIGN, DATE and return the WHITE proxy card as soon as you receive it. DO NOT sign, date or return any proxy card sent by the insurgent shareholders.

If you have any questions or need any assistance voting your shares, please do not hesitate to contact Georgeson Shareholder Communications Inc., our proxy solicitors, toll free at 1-800-509-1393. Thank you for your continued support.

Sincerely,

Jay G. Destribats

Chairman of the Board of Directors

SUPPLEMENTAL INFORMATION

Under applicable regulations of the Securities and Exchange Commission, Yardville National Bancorp and its directors, executive officers and director nominees may be deemed to be participants in the solicitation of proxies from the company’s shareholders in favor of the proposals to be presented by the company at the annual meeting. These directors, executive officers and nominees include the following:

Name	Beneficial Ownership
of Yardville National
Bancorp Stock (1)
James E. Bartolomei, Director	10,131
Elbert G. Basolis, Jr., Director	64,002
Stephen F. Carman, VP and Treasurer	84,388
Jay G. Destribats (2), Director & Chairman of the Board	194,162
Anthony M. Giampetro, MD, Director	54,933
Howard N. Hall, Assistant Treasurer	20,587
Timothy J. Losch, Exec. VP, Yardville National Bank	76,591
Gilbert W. Lugossy, Director	25,579
Samuel D. Marrazzo, Director	37,491
Louis R. Matlack, PhD, Director	69,315
George D. Muller, Director	11,480
Daniel J. O’Donnell, Secretary	6,914
Patrick L. Ryan, First Sr. VP, Yardville National Bank	8,600
Patrick M. Ryan (2), Director & CEO	415,600
Martin Tuchman, Director	588,591
F. Kevin Tylus (2), Director, President & COO	228,983
Robert L. Workman, Director	10,472
TOTAL:	1,811,555

_________________

(1)

Includes shares of the company’s common stock directly or indirectly held by such individuals as of February 1, 2007, as well as any shares of common stock underlying options granted to such individuals which are exercisable as of February 1, 2007 or 60 days after such date.

(2)	Includes 48,132 shares held in the Yardville National Bank Employee Stock Ownership Plan Trust, over which Mr. Destribats, Mr. Ryan, and Mr. Tylus, as Trustees, share voting rights.

In connection with the 2007 Annual Meeting, the company plans to file a proxy statement with the Securities and Exchange Commission. YNB SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by the company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by the company in connection with the annual meeting by directing a request to: Yardville National Bancorp at 2465 Kuser Road, Hamilton, NJ 08690, Attention: Daniel J. O’Donnell, Esq., Chief Legal Officer.

SOLICITATION; EXPENSES

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the company who will not be specially compensated for these services. The company has engaged Georgeson Shareholder Communications Inc. to serve as a proxy solicitor for the company. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the company. Although no precise estimate can be made at the present time, the company currently estimates that the total expenditures relating to the proxy solicitation incurred by the company will be approximately $125,000, of which $30,000 has been incurred to date.

The company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The company will reimburse such persons for their reasonable expenses in connection therewith.